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                                                                   EXHIBIT 10.41

                                 EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT dated as of September 1, 1997, between JONI HARVEY, an individual ("Employee"), and MOLECULAR BIOSYSTEMS, INC., a Delaware corporation ("the Company").

     1. EMPLOYMENT. The Company hereby employs the Employee as its Executive Director, Operations, to provide services at such times as shall be mutually agreed upon between them. The Company shall be entitled to all of the benefits and profits arising from or incident to the work, services and advice rendered by the Employee relating to the work performed for the Company. The Employee shall make all information available to the Company that relates to the Company's business of which he has any knowledge and shall not use any such information or the benefits of any such information for his personal profit or that of any third party. The Employee agrees to use his best efforts to promote the interests of the Company including, where appropriate, the publication of articles in medical and scientific journals and the participation in medical and scientific seminars and symposiums relating to the business and affairs of the Company and/or his research efforts performed for and on behalf of the Company. The Employee shall perform the duties of employment in a manner satisfactory to the Company and shall devote his full working time to such duties.

     2. DISCLOSURES. I shall promptly disclose in writing to the officials designated by the Company to receive such disclosures, complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product (hereinafter referred to as "Inventions"), whether I consider them patentable or not, made, developed, perfected, devised, conceived or reduced to practice by me, either solely or in collaboration with others, during the period of my employment by the Company, and up to and including a period of twelve (12) months after termination of my employment, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or to the Company's actual or demonstrably anticipated research or development, or resulting from any work performed by me for the Company or with the equipment, supplies, facilities or confidential information of the Company.

     3. CONFIDENTIALITY. I recognize that my employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of the Company (hereinafter referred to as "Confidential Information"). I shall at all times regard and preserve as confidential such Confidential Information obtained by me from whatever source and shall not, either during my

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employment or thereafter, publish or disclose any part of such Confidential
Information in any manner, or use the same except on behalf of the Company, without the prior written consent of the Company. Further, I shall, during my employment and thereafter, refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company.

     4. ASSIGNMENT OF RIGHTS. I hereby agree that any Inventions made, developed, perfected, devised, conceived or reduced to practice by me during the period of my employment by the Company, and any other Inventions made, developed, perfected, devised, conceived or reduced to practice by me during said period of twelve (12) months after termination of my employment if based upon the Confidential Information of the Company, relating either directly or indirectly to the business, products, practices or techniques of the Company or to the Company's actual or demonstrably anticipated research or development, or resulting from any work performed by me for the Company or with the equipment, supplies, facilities or Confidential Information of the Company, are the sole property of the Company, and hereby assign and agree to assign to the Company, its successors and assigns, all of my right, title and interest in and to said Inventions, and any patent applications or Letters Patent thereon.

                                     NOTIFICATION
                                     ____________

     This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate
(1) to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company, as defined and provided by Section 2870 of the California Labor Code.

     5. COVENANT OF COOPERATION. I shall, at any time during employment or thereafter, upon request and without further compensation therefor, but at no expense to me, do all lawful acts, including but not limited to the execution of papers and oaths, the giving of testimony, and the obtaining of evidence that in the opinion of the Company, its successors or assigns, may be necessary or desirable for obtaining, sustaining, reissuing or enforcing Letters Patent in the United States and throughout the world for said Inventions, and for perfecting, recording or maintaining the title of the Company, its successors and assigns, to said Inventions and to any patent applications made and any Letters Patent granted for said Inventions in the United States and throughout the world.

     6. PATENT ENFORCEMENT. The Company shall have the sole discretion whether to obtain, maintain, modify or enforce any domestic or foreign patent for said Inventions assigned to the Company pursuant to this Agreement. The Company is free to enter into any licensing or assignment agreement with any third party or to use whatever means it deems best to develop, promote or market said Inventions assigned to the Company pursuant to this Agreement or any domestic or foreign patent thereof.

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     7.   CLAIMS BY THIRD PARTY.  As to any Inventions which were made, developed, perfected, devised, conceived or reduced to practice by me during the period of my employment by the Company, and up to and including a period of twelve (12) months after termination of my employment, but which are claimed for any reason to belong to an entity or person other than the Company, I will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Inventions under the terms of this Agreement. If the Company makes such a claim, I agree that any controversy relating to such claim shall be settled and determined by binding arbitration conducted in San Diego, California, in accordance with the rules of the Judicial Arbitration and Mediation Services then existing. The cost of arbitration shall be shared equally.

     8. RECORD KEEPING. I shall keep complete, accurate and authentic accounts, notes, data and records of any and all of said Inventions in the manner and form requested by the Company. Such accounts, notes, data and records, including all copies thereof, shall be the property of the Company, and upon its request, I will promptly surrender the same to it, or if not previously surrendered, I will promptly surrender the same to the Company at the conclusion of my employment.

     9. RECORDS PROPERTY OF COMPANY. I agree that all accounts, notes, data sketches, drawings and other documents and records, and all material and physical items of any kind, including all reproductions and copies thereof, which relate in any way to the business, products, practices or techniques of the Company or contain Confidential Information, made by me or that come into my possession by reason of my employment are the property of the Company and shall be promptly surrendered to the Company at the conclusion of my employment.

     10. INDUCEMENT. I agree that I shall not disclose to the Company or induce the Company to use an invention or confidential information belonging to any third party.

     11. NO OTHER AGREEMENTS. I affirm that I have no agreement with any other party that would preclude my compliance with my obligations under this Agreement as set forth above.

     12.  CHANGE OF CONTROL.

     a. DEFINITIONS. The following definitions shall apply with respect to this "Change of Control" section only:

     (1) AGREEMENT means the agreement governing Employee's employment by MBI of which this Change of Control section forms a part and which may be referred to as an Employment Agreement or an Invention and Confidentiality Agreement or by some similar name.

     (2) BASE SALARY means Employee's annual compensation, exclusive of bonuses, stock options and other fringe benefits.

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     (3)  CHANGE OF CONTROL means an event or the last of a series of related events by which:

          (A)  any person or group (as defined in Section 13(d) of the Exchange
               Act) who, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act) (an "Acquiring Person) becomes the direct or indirect beneficial owner of 25% or more of MBI's outstanding stock (or of 25% or more of MBI's outstanding voting stock, if and when MBI has more than one class of stock outstanding); OR

          (B) Continuing Directors cease to comprise a majority of the Board of Directors. A Continuing Director is any director who (while a director) is not an Acquiring Person or an affiliate or associate of an Acquiring Person or a representative thereof and who (A) is a director as of the date that the Agreement (containing this Change of Control section) is executed by both parties, or (B) subsequently becomes a director and whose nomination for election by MBI's stockholders (or whose election by the Board, in case of a vacancy filled by the Board) was approved by a resolution of a majority of the Continuing Directors or who is included as a nominee in a proxy statement of MBI when a majority of the Board consists of Continuing Directors.

     (4) CONSTRUCTIVE TERMINATION means a termination of the Agreement by Employee within 2 years after a Change of Control, during which 2-year period any of the following events take place: (i) a material reduction in the total annual compensation package paid to Employee immediately prior to the Change of Control; (ii) a relocation (or demand for relocation) of Employee's place of employment more than 30 miles from his current place of employment; or (iii) a significant change in the nature or scope of Employee's job responsibilities or the imposition of significant limitations on his autonomy in his position as an employee of MBI, as compared to the nature, scope and degree of autonomy prior to the Change of Control.

     (5) EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (6) INVOLUNTARY TERMINATION shall be deemed to have taken place if Employee dies or if the Employee has a physical or mental condition as a result of injury, illness or disease which prevents Employee from performing substantially all of his duties or from working on a substantially full-time basis, for a period of 24 consecutive weeks or 28 weeks out of any 52-week period.

     (7)  SEVERANCE PAYMENTS is defined in subsection (b) below.


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     (8)  TERMINATION FOR CAUSE means a termination of the Agreement by MBI because of any of the following conduct engaged in by Employee: (i) the commission of a felony or a crime involving moral turpitude or the commission of an act involving dishonesty or fraud with respect to MBI or its affiliates, if any; (ii) conduct tending to bring MBI or its affiliates, if any, into substantial public disgrace or disrepute; or
          (iii) substantial and repeated failure to perform duties as reasonably directed by the Board of Directors or President of MBI or its affiliates, if any.

     (9) TERMINATION WITHOUT CAUSE means any termination of the Agreement by MBI, other than a Termination for Cause or an Involuntary Termination.

     b. SEVERANCE PAYMENTS AND OTHER BENEFITS IN THE EVENT OF TERMINATION. In the event of the termination of the Agreement a result of (i) a Termination Without Cause within 2 years following a Change of Control or
(ii) a Constructive Termination, MBI shall provide the payments and other benefits specified below to Employee, in lieu of any other payments or benefits which may (or may not) be provided for elsewhere in the Agreement.

     (1) MBI shall make the following payments to Employee (or to his estate):

          (a) ACCRUED SALARY. MBI shall pay Employee's Base Salary through the effective date of termination of the Agreement.

          (b) SEVERANCE PAYMENTS.   MBI shall pay an amount equal to 1.5 times
          (A) the Base Salary in effect immediately prior to the Change of Control and (B) the higher of (x) 100% of Employee's target bonus as determined under MBI's incentive compensation plan or (y) an average of the three most recent bonuses awarded to Employee (collectively, referred to as "Severance Payments").

          (c) MANNER OF PAYMENT. Severance Payments shall be paid over an 18-month period in approximately equal consecutive bi-weekly installments, with the first payment to be made no later than 30 days following the effective date of termination of the Agreement.

          (d) ABSOLUTE RIGHT TO SEVERANCE PAYMENTS. Employee's right to Severance Payments shall not be conditioned upon compliance with any non-competition provisions which may (or may not) exist elsewhere in the Agreement.

     (2)  MBI shall provide the following benefits to Employee:

          (1) COBRA BENEFITS. During the period of time in which Severance Payments are being paid to the employee, MBI shall provide COBRA continuation coverage to Employee and dependents of Employee who are insured at the time of termination under its medical, dental and vision insurance plans and shall assume the cost of

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          continuation coverage provided to Employee and covered dependent.



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          (2) OUTPLACEMENT SERVICES.  MBI will make available to Employee, upon his request, outplacement services provided by a reputable outplacement counselor selected by MBI for a period of 6 months
          following his termination.    MBI will assume the cost of all such
          outplacement services.

     c. ACCELERATION OF STOCK OPTIONS IN THE EVENT OF A CHANGE OF CONTROL. In the event of a Change of Control (whether or not followed by termination of the Agreement), all stock options under any MBI stock option plan which Employee holds at the time of such Change of Control shall become fully "vested" (I.E., immediately exercisable).

     d. LIMITATIONS. The Severance Payments shall be reduced as necessary so that the present value, as determined in accordance with Section 280G(d)(4) of the Internal Revenue Code, of the sum of (i) the Severance Payments and (ii) all other payments, if any, that must be taken into account for purposes of the computation under Section 280G(b)(2)(A)(ii) of the Internal Revenue Code in respect of Employee does not exceed 2.99 times Employee's base amount, as "base amount" is defined in Section 280G(b)(3) of the Internal Revenue Code.

     13. EXCLUSIVITY. I shall not, while employed by the Company engage in any other employment or business venture for my account or on behalf of others that relates, directly or indirectly, to the business and affairs of the Company without the prior written consent of the Company.

     14. SEVERANCE. In the event Employee is involuntarily terminated for any reason except dishonesty, defalcation, or gross misconduct, Employee shall receive as a severance, payable in bi-weekly installments, six months' salary at her then-current rate, but in no event at a rate less than her rate at her date of hire. This paragraph shall not be applicable if Employee's termination is as a result of a Change of Control as decribed in Paragraph 12.

     15. EXPENSES. The Company shall pay or reimburse the Employee for expenses incurred by him on behalf of the Company with its approval. Such reimbursement shall be made upon presentation by the Employee to the Company of itemized accounts or receipts satisfactory to the Company. The Employee's obligations with respect to his performance hereunder are unconditional and are not dependent upon such reimbursement. The Company reserves the right to charge back to the Employee any expense reimbursement found to be non-tax deductible by the Company or found to have been falsely or improperly claimed by him.

     16. PROHIBITION AGAINST ASSIGNMENT. I agree that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by me or any executor, administrator, heir, legatee, distributee or any other person claiming under me by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or otherwise dispose of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereon shall be null and void and without effect and shall

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relieve the Company of any and all liability hereunder.

17. NOTICE. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by registered or certified mail, return receipt requested, which shall be addressed, in the case of the Company, to its office in San Diego, California, and in my case to my last known place of residence as reflected on the Company's records.

     18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between me and the Company and contains all of the agreements between us with respect to the subject matter hereof.

     19. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of me and the Company and our respective heirs, legal representatives, executors, administrators, and successors.

     20. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of California.

     21. AMENDMENT OF AGREEMENT. No change or modification of this Agreement shall be valid unless the same be in writing and signed by me and the Company. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

     22. SEVERABILITY. If any portion or portions of this Agreement shall be, for any reason, deemed to be invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

     23. BREACH. In the event I breach this Agreement and the Company prevails in an action to enforce the terms of this Agreement, I agree to pay to the Company all reasonable attorneys' fees and costs incurred by the Company in prosecuting such action, and all damages suffered by the Company as well as any gain or profit derived by me as a result of any such breach.

     24. HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

     25. WAIVER OR BREACH. The waiver by either of the parties hereto of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Agreement.

     26. PRIOR AGREEMENTS. This Agreement supersedes any and all prior agreements between the Company and Employee with respect to the subject matter hereof, including, but not limited to all Employment Agreements and/or Invention and Confidentiality Agreements or any amendment thereto.

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     27.  GENERIC DRUG ENFORCEMENT ACT CERTIFICATION.  The undersigned, certifies that he or she (1) has never been charged with or convicted of a federal felony for conduct relating to the development, approval, or regulation of any drug product or device regulated by the United States Food and Drug Administration, and (2) has never been debarred or subject to a debarment proceeding under the Generic Drug Enforcement Act of 1992.

     WHEREAS, the parties have executed this Agreement as of the date first above written.

                                   MOLECULAR BIOSYSTEMS, INC.



                                   By:  /s/ Bobba Venkatadri
                                        -----------------------
                                        Bobba Venkatadri
                                        Chief Executive Officer



                                   By:  /s/ Joni Harvey
                                        -----------------------
                                        Joni Harvey


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